Exhibit 99.1

Cable ONE Reports First Quarter 2019 Results

May 9, 2019 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter ended March 31, 2019.

First Quarter 2019 Highlights:

●

Total revenues were $278.6 million in the first quarter of 2019 compared to $265.8 million in the first quarter of 2018, an increase of 4.8%. Residential data revenues increased 8.3% and business services revenues increased 25.1% year-over-year.

●

Net income was $38.7 million in the first quarter of 2019, a decrease of 4.7% year-over-year. Adjusted EBITDA(1) was $133.1 million, an increase of 8.0% year-over-year. Net profit margin was 13.9% and Adjusted EBITDA margin(1) was 47.8%.

●

Net cash provided by operating activities was $104.4 million in the first quarter of 2019, an increase of 10.2% year-over-year. Adjusted EBITDA less capital expenditures(1) was $86.5 million in the first quarter of 2019, an increase of 5.1% year-over-year.

●

Residential data primary service units ("PSUs") grew approximately 11,000, or 1.8%, in the first quarter of 2019 compared to the fourth quarter of 2018. Residential data PSUs grew approximately 19,000, or 3.3%, year-over-year.

●

In January 2019, the Company completed the acquisition of Clearwave Communications, a facilities-based service provider that owns and operates a high-capacity fiber network offering dense regional coverage in Southern Illinois (“Clearwave”).

Other Highlights:

●

In April 2019, the Company announced that it had entered into an agreement with Fidelity Communications Co. to acquire its data, video and voice business and certain related assets (collectively, “Fidelity”) for $525.9 million in cash, subject to customary post-closing adjustments.

●

Following the end of the first quarter, the Company established a new $325.0 million senior secured delayed draw term loan B-3 facility (the “Term Loan B-3”), a new $350.0 million senior secured revolving credit facility (the “Revolving Credit Facility”), a new $250.0 million senior secured term loan A facility (the “Term Loan A”) and a new $450.0 million senior secured delayed draw term loan A facility (the “Delayed Draw Term Loan A” and, together with the Term Loan B-3, the Revolving Credit Facility and the Term Loan A, the “New Credit Facilities”). The Company applied certain of the net proceeds from the New Credit Facilities to refinance its previous senior secured revolving credit facility and senior secured term loan A facility in May 2019, and it intends to use the remaining net proceeds of the New Credit Facilities, together with cash on hand, to redeem its outstanding 5.75% senior unsecured notes due 2022 (the “Notes”) on or after June 15, 2019 when the call premium steps down, to finance the pending Fidelity acquisition and for other general corporate purposes.

(1) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Measures.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

First Quarter 2019 Financial Results Compared to First Quarter 2018

Revenues increased $12.8 million, or 4.8%, to $278.6 million for the first quarter of 2019, including a $6.1 million contribution from Clearwave operations. The remaining increase was driven primarily by residential data and business services revenue growth, partially offset by decreases in residential video and voice and advertising sales revenues. For the first quarter of 2019 and 2018, residential data revenues comprised 46.6% and 45.1% of total revenues and business services revenues comprised 16.9% and 14.2% of total revenues, respectively.

Operating expenses (excluding depreciation and amortization) were $94.5 million in the first quarter of 2019 compared to $94.7 million in the first quarter of 2018. As a percentage of revenues, operating expenses were 33.9% for the first quarter of 2019 compared to 35.6% for the year-ago quarter.

Selling, general and administrative expenses were $61.4 million for the first quarter of 2019 and increased $10.5 million, or 20.6%, compared to the first quarter of 2018. The increase was primarily attributable to acquisition-related costs incurred during the first quarter of 2019, an increase in marketing costs and additional expenses related to Clearwave operations. Selling, general and administrative expenses as a percentage of revenues were 22.1% and 19.2% for the first quarter of 2019 and 2018, respectively.

Depreciation and amortization expense was $53.8 million for the first quarter of 2019 and increased $5.1 million, or 10.4%, compared to the first quarter of 2018. The increase was due primarily to new assets placed in service since the first quarter of 2018 and additional depreciation and amortization related to Clearwave operations, partially offset by assets that became fully depreciated since the first quarter of 2018. The Company recognized $1.1 million and $6.6 million of net losses on asset disposals during the first quarter of 2019 and 2018, respectively. The first quarter of 2019 included a gain on the sale of a non-operating property that housed the Company’s former headquarters, while the prior year quarter included more asset disposals.

Interest expense increased $3.4 million, or 22.9%, to $18.1 million, driven by additional outstanding debt and an increase in interest rates year-over-year.

Income tax provision was $12.7 million in the first quarter of 2019 compared to $9.9 million in the prior year quarter. The increase primarily related to a $1.4 million decrease in income tax benefits attributable to equity-based compensation and a $0.9 million increase in income tax expenses attributable to state effective tax rate changes during the first quarter of 2019.

Net income was $38.7 million in the first quarter of 2019 compared to $40.7 million in the prior year quarter.

Adjusted EBITDA was $133.1 million and $123.3 million for the first quarter of 2019 and 2018, respectively, an increase of 8.0%. Capital expenditures totaled $46.6 million and $41.0 million for the first quarter of 2019 and 2018, respectively. Adjusted EBITDA less capital expenditures for the first quarter of 2019 was $86.5 million, an increase of $4.2 million, or 5.1%, from the prior year quarter.

Liquidity and Capital Resources

At March 31, 2019, the Company had $187.6 million of cash and cash equivalents on hand compared to $264.1 million at December 31, 2018. The Company’s debt balance was approximately $1.4 billion and $1.2 billion at March 31, 2019 and December 31, 2018, respectively. The Company also had $195.9 million available for borrowing under its revolving credit facility as of March 31, 2019.

During the first quarter of 2019, the Company repurchased 5,984 shares for $5.1 million and paid $11.4 million in dividends to stockholders.

In January 2019, the Company borrowed $250.0 million of new term B-2 loans maturing in January 2026 to finance, in part, the Clearwave acquisition. In April 2019, the Company established the new $325.0 million Term Loan B-3 maturing in January 2026, and on May 8, 2019, the Company entered into the new $350.0 million Revolving Credit Facility, $250.0 million Term Loan A and $450.0 million Delayed Draw Term Loan A described above, each maturing in May 2024. This press release is not, and shall not be deemed to be, a notice of optional redemption of the Notes.

During the first quarter of 2019, the Company also entered into two interest rate swap agreements in order to convert the Company’s interest payment obligations with respect to an aggregate of $1.2 billion of the Company’s variable rate LIBOR indebtedness to a fixed rate. Under the first swap agreement, with respect to a notional amount of $850.0 million, the Company’s monthly payment obligation is determined at a fixed base rate of 2.653% beginning in March 2019. Under the second swap agreement, which is a forward-starting interest rate swap with respect to a notional amount of $350.0 million, the Company’s monthly payment obligation beginning in June 2020 is determined at a fixed base rate of 2.739%. Both interest rate swap agreements are scheduled to mature in the first quarter of 2029 but may be terminated prior to their scheduled maturity at the election of the Company or the financial institution counterparty as provided in each swap agreement.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the first quarter of 2019 on Thursday, May 9, 2019, at 5 p.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10131059. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing 1-844-378-6483 (Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 5 p.m. ET.

A replay of the call will be available from Thursday, May 9, 2019 until Thursday, May 23, 2019 on the Cable ONE Investor Relations website.

Additional Information

The information in this press release should be read in conjunction with the condensed consolidated financial statements and notes thereto contained in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult the Company’s website, which is regularly updated with financial and other important information about the Company.

Certain amounts in the tables within this press release may not foot due to rounding.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and capital expenditures as a percentage of Adjusted EBITDA is reconciled to capital expenditures as a percentage of net income. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. These reconciliations are included in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision, depreciation and amortization, equity-based compensation, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on asset disposals, system conversion costs, rebranding costs, other (income) expense and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision, changes in operating assets and liabilities, change in deferred income taxes and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Capital expenditures as a percentage of Adjusted EBITDA” is defined as capital expenditures divided by Adjusted EBITDA.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculations under the Company’s credit facilities and senior unsecured notes to determine compliance with the covenants contained in the credit agreement and the ability to take certain actions under the indenture governing the notes. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures as a percentage of Adjusted EBITDA are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures, capital expenditures as a percentage of Adjusted EBITDA and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and capital expenditures as a percentage of Adjusted EBITDA may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is a leading broadband communications provider serving more than 800,000 residential and business customers in 21 states. Cable ONE provides consumers with a wide array of connectivity and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts

Trish Niemann	Steven Cochran
Corporate Communications Director	Chief Financial Officer
602-364-6372	602-364-6210

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the Company’s industry, business, financial results and financial condition. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. The Company’s actual results may vary materially from those expressed or implied in its forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by the Company or on its behalf. Important factors that could cause the Company’s actual results to differ materially from those in its forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	uncertainties as to the timing of the anticipated acquisition of Fidelity and the risk that the transaction may not be completed in a timely manner or at all;
●

the possibility that any or all of the various conditions to the consummation of the anticipated acquisition of Fidelity may not be satisfied or waived, including failure to receive any required regulatory approvals (or any conditions, limitations or restrictions placed in connection with such approvals);

●

the effect of the announcement or pendency of the Fidelity transaction on the Company’s and Fidelity’s ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;

●	risks related to management’s attention being diverted from the Company’s ongoing business operations;
●	uncertainties as to the Company’s ability and the amount of time necessary to realize the expected synergies and other benefits of the Fidelity transaction;
●	the Company’s ability to integrate Fidelity’s operations into its own;
●	rising levels of competition from historical and new entrants in the Company’s markets;
●	recent and future changes in technology;
●	the Company’s ability to continue to grow its business services products;
●	increases in programming costs and retransmission fees;
●	the Company’s ability to obtain hardware, software and operational support from vendors;
●	the effects of any new significant acquisitions by the Company;
●	risks that the Company’s rebranding may not produce the benefits expected;
●	adverse economic conditions;
●	the integrity and security of the Company’s network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	the Company’s failure to obtain necessary intellectual and proprietary rights to operate its business and the risk of intellectual property claims and litigation against the Company;
●	the Company’s ability to retain key employees;
●	legislative or regulatory efforts to impose network neutrality and other new requirements on the Company’s data services;
●	additional regulation of the Company’s video and voice services;
●	the Company’s ability to renew cable system franchises;
●	increases in pole attachment costs;
●	changes in local governmental franchising authority and broadcast carriage regulations;
●	the potential adverse effect of the Company’s level of indebtedness on its business, financial condition or results of operations and cash flows;
●	the possibility that interest rates will rise, causing the Company’s obligations to service its variable rate indebtedness to increase significantly;
●	the Company’s ability to incur future indebtedness;
●	fluctuations in the Company’s stock price;
●	the Company’s ability to continue to pay dividends;
●	dilution from equity awards and potential stock issuances in connection with acquisitions;
●	provisions in the Company’s charter, by-laws and Delaware law that could discourage takeovers; and
●	the other risks and uncertainties detailed from time to time in the Company’s filings with the SEC, including but not limited to its latest Annual Report on Form 10-K as filed with the SEC.

Any forward-looking statements made by the Company in this communication speak only as of the date on which they are made. The Company is under no obligation, and expressly disclaims any obligation, except as required by law, to update or alter its forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
(dollars in thousands, except per share data)	2019	2018	$ Change	% Change
Revenues:
Residential data	$129,812	$119,859	$9,953	8.3%
Residential video	83,802	88,760	(4,958)	(5.6)%
Residential voice	9,624	10,671	(1,047)	(9.8)%
Business services	47,143	37,688	9,455	25.1%
Advertising sales	4,729	5,241	(512)	(9.8)%
Other	3,495	3,542	(47)	(1.3)%
Total Revenues	278,605	265,761	12,844	4.8%
Costs and Expenses:
Operating (excluding depreciation and amortization)	94,518	94,739	(221)	(0.2)%
Selling, general and administrative	61,443	50,949	10,494	20.6%
Depreciation and amortization	53,844	48,778	5,066	10.4%
Loss on asset disposals, net	1,103	6,634	(5,531)	(83.4)%
Total Costs and Expenses	210,908	201,100	9,808	4.9%
Income from operations	67,697	64,661	3,036	4.7%
Interest expense	(18,096)	(14,723)	(3,373)	22.9%
Other income, net	1,802	617	1,185	192.1%
Income before income taxes	51,403	50,555	848	1.7%
Income tax provision	12,664	9,902	2,762	27.9%
Net income	$38,739	$40,653	$(1,914)	(4.7)%

Net Income per Common Share:
Basic	$6.83	$7.13	$(0.30)	(4.2)%
Diluted	$6.78	$7.08	$(0.30)	(4.2)%
Weighted Average Common Shares Outstanding:
Basic	5,674,120	5,702,539	(28,419)	(0.5)%
Diluted	5,716,585	5,742,648	(26,063)	(0.5)%

Deferred gain (loss) on cash flow hedges and other, net of tax	$(29,069)	$1	$(29,070)	NM
Comprehensive income	$9,670	$40,654	$(30,984)	(76.2)%

NM = Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(dollars in thousands, except par values)	March 31, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$187,559	$264,113
Accounts receivable, net	28,410	29,947
Income taxes receivable	4,658	10,713
Prepaid and other current assets	21,742	13,090
Total Current Assets	242,369	317,863
Property, plant and equipment, net	965,396	847,979
Intangible assets, net	1,039,427	953,851
Goodwill	355,347	172,129
Other noncurrent assets	21,698	11,412
Total Assets	$2,624,237	$2,303,234

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$92,216	$94,134
Deferred revenue	24,096	18,954
Current portion of long-term debt	24,892	20,625
Total Current Liabilities	141,204	133,713
Long-term debt	1,385,475	1,142,056
Deferred income taxes	269,816	242,127
Other noncurrent liabilities	58,707	9,980
Total Liabilities	1,855,202	1,527,876

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,699,330 and 5,703,402 shares outstanding as of March 31, 2019 and December 31, 2018, respectively)	59	59
Additional paid-in capital	41,919	38,898
Retained earnings	877,644	850,292
Accumulated other comprehensive loss	(29,165)	(96)
Treasury stock, at cost (188,569 and 184,497 shares held as of March 31, 2019 and December 31, 2018, respectively)	(121,422)	(113,795)
Total Stockholders' Equity	769,035	775,358
Total Liabilities and Stockholders' Equity	$2,624,237	$2,303,234

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended March 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Net income	$38,739	$40,653	$(1,914)	(4.7)%

Net profit margin	13.9%	15.3%
Capital expenditures as a percentage of net income	120.4%	100.9%

Plus: Interest expense	18,096	14,723	3,373	22.9%
Income tax provision	12,664	9,902	2,762	27.9%
Depreciation and amortization	53,844	48,778	5,066	10.4%
Equity-based compensation	3,021	2,338	683	29.2%
Severance expense	163	130	33	25.4%
(Gain) loss on deferred compensation	175	(84)	259	NM
Acquisition-related costs	5,223	-	5,223	NM
Loss on asset disposals, net	1,103	6,634	(5,531)	(83.4)%
System conversion costs(1)	1,396	840	556	66.2%
Rebranding costs	510	-	510	NM
Other income, net	(1,802)	(617)	(1,185)	192.1%
Adjusted EBITDA	$133,132	$123,297	$9,835	8.0%

Adjusted EBITDA margin	47.8%	46.4%

Less: Capital expenditures	46,627	41,019	5,608	13.7%
Adjusted EBITDA less capital expenditures	$86,505	$82,278	$4,227	5.1%

Capital expenditures as a percentage of Adjusted EBITDA	35.0%	33.3%

NM = Not meaningful.
(1)

Comprised of $1.0 million of enterprise resource planning (“ERP”) system implementation costs for the first quarter of 2019 and $0.4 million and $0.8 million of NewWave Communications (“NewWave”) billing system conversion costs for the first quarter of 2019 and 2018, respectively.

	Three Months Ended March 31,
(dollars in thousands)	2019	2018	$ Change	% Change
Net cash provided by operating activities	$104,378	$94,692	$9,686	10.2%
Capital expenditures	(46,627)	(41,019)	(5,608)	13.7%
Interest expense	18,096	14,723	3,373	22.9%
Amortization of debt issuance cost	(1,118)	(970)	(148)	15.3%
Income tax provision	12,664	9,902	2,762	27.9%
Changes in operating assets and liabilities	549	10,391	(9,842)	(94.7)%
Change in deferred income taxes	(7,102)	(5,710)	(1,392)	24.4%
(Gain) loss on deferred compensation	175	(84)	259	NM
Acquisition-related costs	5,223	-	5,223	NM
Severance expense	163	130	33	25.4%
System conversion costs(1)	1,396	840	556	66.2%
Rebranding costs	510	-	510	NM
Other income, net	(1,802)	(617)	(1,185)	192.1%
Adjusted EBITDA less capital expenditures	$86,505	$82,278	$4,227	5.1%

NM = Not meaningful.
(1)	Comprised of $1.0 million of ERP system implementation costs for the first quarter of 2019 and $0.4 million and $0.8 million of NewWave billing system conversion costs for the first quarter of 2019 and 2018, respectively.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of March 31,		Year-Over-Year Change
	2019	2018	Amount	%
Homes Passed	2,119,505	2,078,343	41,162	2.0%

Residential Customers	743,141	733,576	9,565	1.3%

Data PSUs	611,417	592,062	19,355	3.3%
Video PSUs(1)	305,030	334,035	(29,005)	(8.7)%
Voice PSUs	96,904	106,608	(9,704)	(9.1)%
Total residential PSUs	1,013,351	1,032,705	(19,354)	(1.9)%

Business Customers	75,189	67,560	7,629	11.3%

Data PSUs	66,968	59,488	7,480	12.6%
Video PSUs	15,581	16,839	(1,258)	(7.5)%
Voice PSUs	28,582	25,312	3,270	12.9%
Total business services PSUs	111,131	101,639	9,492	9.3%

Total Customers	818,330	801,136	17,194	2.1%
Total non-video	501,041	451,988	49,053	10.9%
Percent of total	61.2%	56.4%

Data PSUs	678,385	651,550	26,835	4.1%
Video PSUs	320,611	350,874	(30,263)	(8.6)%
Voice PSUs	125,486	131,920	(6,434)	(4.9)%
Total PSUs	1,124,482	1,134,344	(9,862)	(0.9)%

Penetration
Data	32.0%	31.3%		0.7%
Video	15.1%	16.9%		(1.8)%
Voice	5.9%	6.3%		(0.4)%

Share of First Quarter Revenues
Residential data	46.6%	45.1%		1.5%
Business services	16.9%	14.2%		2.7%
Total	63.5%	59.3%		4.2%

ARPU - First Quarter
Residential data(2)	$70.80	$67.12	$3.68	5.5%
Residential video(2)	$90.54	$86.92	$3.62	4.2%
Residential voice(2)	$32.54	$32.84	$(0.30)	(0.9)%
Business services(3)	$213.04	$187.38	$25.66	13.7%

Number of Employees	2,278	2,284	(6)	(0.3)%

(1)

During the first quarter of 2019, the number of residential video PSUs increased by approximately 7,150 as a result of conforming the methodology for counting residential video PSUs following the NewWave billing system conversion. NewWave’s legacy billing system counted residential bulk multi-dwelling accounts at the property level, while the Company’s billing system counts residential bulk multi-dwelling accounts for video PSUs at the individual unit level.

(2)

Average monthly revenue per unit values represent the applicable quarterly residential service revenues (excluding installation and activation fees) divided by the corresponding average of the number of PSUs at the beginning and end of each period, divided by three, except that for any new PSUs added as a result of an acquisition occurring during the reporting period, the associated average monthly revenue per unit values represent the applicable residential service revenues (excluding installation and activation fees) divided by the pro-rated number of PSUs during such period.

(3)

Average monthly revenue per unit values represent quarterly business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period, divided by three, except that for any new business customer relationships added as a result of an acquisition occurring during the reporting period, the associated average monthly revenue per unit values represent business services revenues divided by the pro-rated number of business customer relationships during such period.